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                                                                    Exhibit 99.1

                       [LETTERHEAD OF ADVANCED AUTO PARTS]

                                     CONTACT: Jim Wade
                                              President and CFO
                                              Advance Auto Parts
                                              (540) 561-1833

                                              Investors: Jeffrey Zack/
                                              Meredith Pudalov
                                              Media: Evan Goetz/Emily Brunner
                                              Morgen-Walke Associates
                                              (212) 850-5600

        ADVANCE AUTO PARTS COMPLETES ACQUISITION OF DISCOUNT AUTO PARTS;
                 TO COMMENCE TRADING ON NYSE UNDER TICKER "AAP"
           -- EBITDA synergies of $30 million expected in year one --

Roanoke, VA. November 28, 2001 -- Advance Auto Parts, Inc. today announced that it has completed its acquisition of Discount Auto Parts, Inc., further strengthening Advance's position as the nation's second largest retailer of auto parts and accessories. With the completion of the transaction, Advance Auto Parts has become a publicly traded company and its common stock will begin trading November 29 on the New York Stock Exchange (NYSE) under the symbol "AAP."

Advance Auto Parts will now operate more than 2,400 stores in 38 states, primarily located in the eastern, mid-western and southeastern regions of the United States and in Puerto Rico and the Virgin Islands. The combined companies generated more than $3.1 billion in revenues and approximately $254 million in earnings before interest, taxes, depreciation and amortization (EBITDA) on a pro forma trailing twelve-month basis ended September 8, 2001 for Advance and August 26, 2001 for Discount.

Larry Castellani, Chief Executive Officer of Advance Auto Parts, stated, "Today marks an important milestone for Advance. We are pleased to begin trading on the New York Stock Exchange and welcome all of our new shareholders and team members. The addition of Discount Auto Parts is an important strategic step that creates significant growth opportunities for us in both the "do-it-yourself"
(DIY) and "do-it-for-me" (DIFM) segments. With this transaction, we have gained increased critical mass and scale, especially in Florida where we grew from 26 stores to 462 stores. Our stores hold the number one or number two market position in a majority of markets in which we operate. The $100 billion industry in which we



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ADVANCE AUTO PARTS COMPLETES                                              Page 2
ACQUISITION OF DISCOUNT AUTO PARTS

compete is growing and continues to enjoy very favorable industry dynamics. We will immediately begin to implement an integration plan that is anticipated to add $30 million of synergies to EBITDA in the first full year."

Advance Auto Parts today provided additional details on its integration plan. The Company said the approximately $30 million in synergies would come primarily from purchasing and corporate administrative savings. The Discount Auto Parts stores outside Florida are to be converted to the Advance Auto Parts banner within the next year. For the Discount stores in Florida, the initial focus will be on aligning their products with Advance's inventory assortment and converting information systems. The physical store conversion of Florida stores will occur over the next four years.

Mr. Castellani continued, "Our integration plan is focused on both the top and bottom lines. We see opportunities to enhance the performance of the existing Discount stores in terms of sales per store, comp-store sales and commercial sales. Our new team members will be supported with extensive training and in-store information systems to allow them to deliver enhanced customer service and increase the customer count. We will also focus on reducing costs and increasing the optimization of our distribution system. We have in place an integration team with significant experience, including managing the successful store conversions following the Western Auto acquisition in 1998 and the Carport Auto Parts transaction in 2001."

Advance Auto Parts also reaffirmed its financial outlook for fiscal 2002. The Company said that, based on currently available information, it expects to generate sales in the range of $3.1 billion to $3.3 billion, EBITDA of $310 million to $325 million, and diluted earnings per share of $1.70 to $1.95. This includes $30 million of synergies but excludes certain one-time cash conversion expenses of approximately $50 million to $60 million of which approximately $40 million will be incurred in 2002.

Mr. Castellani concluded, "As we look ahead, we will continue to focus on executing the operating strategy that has enabled Advance to become an industry leader. That formula is superior customer service, competitive prices, a broad product selection, a state-of-the-art distribution system, long-term relationships with quality suppliers, targeted marketing and advertising and innovative merchandising."

Advance Auto Parts, Inc. is based in Roanoke, Va., and is the second largest auto parts chain in the nation. Additional information about the company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the company web site at www.advanceautoparts.com.
                                                    ------------------------

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ADVANCE AUTO PARTS COMPLETES                                              Page 3
ACQUISITION OF DISCOUNT AUTO PARTS

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, terrorist activities, war and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements.

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